EXHIBIT 10.36

                                  RESOLUTION
                       DAWSON PRODUCTION SERVICES, INC.
                          BOARD OF DIRECTORS MEETING
                                AUGUST 7, 1998


      RESOLVED THAT, effective this date, the Board hereby approves and adopts the following amendment to its Rights Agreement, dated as of September 11, 1997, between the Corporation and Harris Trust Company of New York as Rights Agent:

      Section 3(a)(ii) of the Rights Agreement is amended to read as follows:

            "(ii) such date, if any, after the date of commencement or public announcement of a tender offer or exchange offer by any Person (other than an Exempt Person), the consummation of which would result in any Person becoming the Beneficial Owner of Common Stock aggregating 15% or more of the then outstanding shares of Common Stock, as is subsequently determined by resolution of the Board of Directors . . ."